Exhibit 99.1

Investors:	Jennifer Good	Media:	Donald C. Cutler
	Penwest Pharmaceuticals		Kekst and Company
	(845) 878-8401		(212) 521-4800
(877) 736-9378
FOR IMMEDIATE RELEASE
PENWEST PHARMACEUTICALS AGREES TO BE ACQUIRED
BY ENDO PHARMACEUTICALS FOR $5.00 PER SHARE IN CASH
Endo will commence all-cash tender offer shortly
Tender Offer expected to be completed in September
PATTERSON, NY August 9, 2010 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced that it has entered into a merger agreement under which its long-time partner in the development and commercialization of Opana® ER, Endo Pharmaceuticals (Nasdaq: ENDP), has agreed to acquire all of the common stock of Penwest for $5.00 per share in cash. The total equity value of the transaction is approximately $168 million.
Jennifer L. Good, President and Chief Executive Officer, said, “The Board of Directors and I concluded that this transaction is in the best interests of Penwest and its shareholders and is an excellent way to maximize the value of Penwest’s most strategic asset, Opana® ER.”
The cash consideration represents a premium of 47% over the 30-day average of Penwest shares and 19% based on the closing price of Friday August 6. This agreement has been unanimously approved by the Penwest and Endo Boards of Directors.
Under the terms of the merger agreement, Endo will shortly commence an all-cash tender offer to acquire 100 percent of the outstanding common stock of Penwest for $5.00 per Penwest share. The tender offer is expected to be completed in September 2010. Endo will acquire any Penwest shares that are not purchased in the tender offer in a second-step merger, which is expected to be completed in the fourth quarter, at the same price per share paid in the tender offer. The tender offer will be subject to certain closing conditions, including a minimum condition that not less than a majority of shares of Penwest common stock are tendered into the offer.
Shareholders Tang Capital Partners, LP, and Perceptive Life Sciences Master Fund Ltd. whose principals Kevin Tang and Joe Edelman, respectively, are members of Penwest’s Board of Directors, Mr. Tang, Penwest’s Chairman of the Board, and Jennifer Good, Penwest’s President and Chief Executive Officer, who collectively own 38.6% of the fully diluted common stock of Penwest, have committed to tender their shares in the tender offer.

BofA Merrill Lynch is acting as exclusive financial advisor to Penwest in connection with the transaction.
Important Additional Information Will Be Filed with the SEC
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Penwest Pharmaceuticals, Inc. (the “Company”).
The tender offer described in this document has not yet commenced. At the time the tender offer is commenced, Endo Pharmaceuticals (“Parent”) will file with the SEC and mail to the Company’s stockholders a Tender Offer Statement on Schedule TO and the Company will file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These will contain important information about Parent, the Company, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available.
Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Parent and the Company through the web site maintained by the SEC at www.sec.gov once such documents are filed with the SEC. A copy of the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (once it becomes available) may be obtained free of charge from Penwest’s website at www.penwest.com or by directing a request to Penwest at 2981 Route 22, Patterson, New York 12563, Attn: Frank Muscolo. In addition, a copy of the Tender Offer Statement, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge from Endo’s website at www.endo.com or by directing a request to Endo at www.endo.com, or Endo Pharmaceuticals, 100 Endo Boulevard, Chadds Ford, PA 19317, Attn: Corporate Secretary’s Office.
Cautionary Note Regarding Forward-Looking Statements
Statements in this press release regarding the proposed transaction between Parent and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Parent or the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability of Parent to successfully integrate the Company’s operations and employees; the ability to realize anticipated synergies and cost savings; risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER; risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks and the other factors described in the Parent’s Annual Report on Form 10-K for the year ended June 30, 2009 and in Company’s Annual Report on Form 10-K for the year ended December 31, 2009, each of which has been filed with the SEC. Except as otherwise required by law, Parent and the Company disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
About Penwest Pharmaceuticals
Penwest is a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations. Penwest’s drug delivery technology is included in Opana ER, a product for the treatment of moderate to severe chronic pain marketed by Endo Pharmaceuticals. Penwest is also developing A0001, or a-tocopherolquinone, for the treatment of Friedreich’s Ataxia and MELAS syndrome.
About Endo Pharmaceuticals
Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiary HealthTronics, Inc., please visit www.endo.com.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.